Exhibit 99.1

NYSE American: UEC

Uranium Energy Corp Completes Initial Economic Assessment for the World Class Roughrider Project

$946 Million Post-Tax NPV

Strong Internal Rate of Return (IRR) of 40%, with 1.4 Year Payback

All-in-Sustaining Costs (AISC) of $20.48 per Pound

Average Life of Mine Production of 6.8 Million Pounds per Year

Situated in the Infrastructure Rich Eastern Athabasca Basin, Saskatchewan, Canada

Corpus Christi, TX, November 8, 2024 – Uranium Energy Corp (NYSE American: UEC, the “Company” or “UEC”) is pleased to report the filing of an initial assessment technical report summary that includes an economic analysis and mineral resource estimate for its 100% owned Roughrider Project, located in Northern Saskatchewan, Canada. All currency references are in United States dollars.

Amir Adnani, President, and CEO stated: “This Initial Economic Assessment marks a pivotal milestone for Roughrider, validating it as a top-tier, high-margin operation with a clear path to development into a world-class mine and mill. With a post-tax estimated net present value of $946 million, today’s results underscore the strength of our 2022 decision to acquire Roughrider from Rio Tinto for $150 million, consistent with our strategy to acquire accretive assets at opportune points in the uranium price cycle.

Key competitive advantages that position Roughrider as an elite underground development project include:

1)	high grade operation with 2.36% U3O8 Life of Mine feed grade,
2)	one of the lowest capex profiles in Canada and
3)	location in the Eastern Athabasca Basin, where future development will benefit from proximity to power, roads, and the Points North Landing airport and construction facility.

Additionally, we see significant potential for further value creation as we advance the project through the prefeasibility stage, supported by recent exploration drill results and the discovery of the Roughrider North Deposit.

Roughrider is poised to benefit from uranium and nuclear energy’s growing prominence to address North America’s rising electricity demand for safe, reliable, economic, and clean energy sources. Given UEC’s capabilities as an established uranium producer, we are uniquely positioned to leverage our operational expertise and financial strength to advance and de-risk Roughrider, maximizing value for our shareholders, stakeholders, and rightsholders.”

Key Highlights:

●	Estimated post-tax NPV8 of $946 million, IRR of 40%, post-tax payback period of 1.4 years based on a long-term uranium price of $85/lb U3O8 and utilizing an 8% discount rate (NPV 8%), Table 1.

●

Expected Life of Mine (“LOM”) production of 61.2 million lbs U3O8 produced over nine years with an average annual production rate of 6.8 million lbs U3O8. Initial capex estimated at $545 million including mill and underground mine. See Table 2.

●	AISC of $20.48/lb U3O8. See Table 3.

●	Average Annual LOM earnings before interest, taxes, depreciation and amortization (“Average EBITDA”) of $395 million. See Table 4.

●

The Roughrider Project is in the well-established infrastructure of eastern Athabasca Basin, with an adjacent high-voltage 138 kV transmission line, hydroelectric power generation, 7 km north of the commercial airport at Points North Landing, and highway system. See Figure 4.

The economic analysis is included in a technical report summary titled “S-K 1300 Initial Assessment Report – Roughrider Uranium Project, Saskatchewan, Canada” issued on November 5, 2024 and prepared for UEC by Tetra Tech Canada Inc., Understood Mineral Resources Ltd., Snowden Optiro, Terracon Geotechnique Ltd. and Clifton Engineering Group Inc.; in accordance with Item 1302 of SEC Regulation S-K 1300 (“S-K 1300”) a copy of which is available under UEC’s profile at www.sec.gov (the “Technical Report Summary”). The Technical Report Summary has now been filed through EDGAR on Form 8-K and is also available as a Material Document on SEDARplus. The economic analysis included therein and summarized in this news release is preliminary in nature and includes inferred mineral resources that are considered too speculative geologically to have modifying factors applied to them that would enable them to be categorized as mineral reserves, and there is no certainty that this economic assessment will be realized.

Table 1. Base Case Financial Highlights

Base Case Financials
Pre-Tax Cash Flow (undiscounted)	($ millions)	$3,366
Pre-Tax NPV8	($ millions)	$1,629
Pre-Tax IRR	%	53%
Pre-Tax Payback Period	Years	1.2
Post-Tax Cash Flow	($ millions)	$2,040
Post-Tax NPV8	($ millions)	$946
Post-Tax IRR	%	40%
Post-Tax Payback Period	Years	1.4

The base case reflected in the analysis assumes, among other things, an $85/lb U3O8 uranium price, an exchange rate of 0.75 United States dollars to Canadian dollars, and that all costs are in Q4 2024 dollars with no inflation applied. For further information regarding the impact of excluding such inferred mineral resources from the analysis, please refer to the Technical Report Summary.

Table 2. Key Physical Highlights

Initial Assessment Report Physical Highlights
Avg. LOM Annual Production	M lbs U3O8	6.8
LOM Production	M lbs U3O8	61.2
Mine Life	Years	9
Mill Processing rate	tonnes / day	400
Underground peak mining rate	tonnes / day	818
LOM tonnes processed	tonnes	1,205,000
LOM Avg. Head Grade	%U3O8	2.36
Process Recovery	%	97.5

Table 3. Cost Summary

Initial Assessment Report Financial Highlights*
Mining	$ / lb U3O8	$3.25
Processing	$ / lb U3O8	$4.30
Surface and G&A	$ / lb U3O8	$2.18
Average LOM Operating Cost	$ / lb U3O8	$9.72
Royalties	$ / lb U3O8	$7.84
Offsite Charges	$ / lb U3O8	$0.28
Sustaining Capital + Closure	$ / lb U3O8	$2.64
All in Sustaining Costs (AISC)	$ / lb U3O8	$20.48

*Note: totals may not add due to rounding.

Table 4. Sensitivity to Uranium Price

Roughrider Project Financial Estimates based on Uranium Price
Uranium Price ($ / lb U3O8)	After-Tax NPV8	After-Tax IRR	Annual Average EBITDA ($)
$ 150 / lb U3O8	$ 2.1 Billion	64%	$ 730 Million
$ 100 / lb U3O8	$ 1.2 Billion	46%	$ 473 Million
$ 90 / lb U3O8	$ 1.0 Billion	42%	$ 421 Million
$ 85 / lb U3O8	$ 0.9 Billion	40%	$ 395 Million
$ 50 / lb U3O8	$ 0.3 Billion	21%	$ 215 Million

Mine Plan

The initial economic assessment envisions that the Roughrider deposit will be mined using the longhole stoping method utilizing retreat mining in a transverse stope orientation with various orientations between the three main mineralized zones. Various underground mining methods were considered; however, longhole stoping was ultimately selected to reduce cost. Development will be located to the south of the deposits and will be accessed using a ramp decline which will also be the primary source of fresh air ventilation. Exhaust shafts will be used to ventilate the mine.

Ground freezing will be used to control water inflows into the main decline to a depth below the unconformity as well as into the three mining zones. Freeze wells will be installed from surface around the perimeter of each zone with active freezing starting at least 12 months prior to mining.  Figure 1 was generated by UEC as a conceptual image of the conventional underground mine. Further details of proposed mining and milling methods are set out in the Technical Report Summary.

Figure 1 Roughrider Project Conventional Mine Schematic

The initial construction focus is on the development of the decline, ventilation and secondary egress from surface (red to yellow). Once the decline reaches the deposit, initial focus will be on the Roughrider West (“RRW”) deposit with the decline held while levels and ventilation are developed in this area (green). Mining then progresses to the Roughrider East (“RRE”) deposit (cyan) and finally Roughrider Far East (“RRFE”) deposit (blue).  See Figure 2.

Figure 2. Isometric View of the Mining Sequence

Mill, Processing and Tailings Design

The processing facility incorporated in the initial economic assessment is designed using established methods from other Athabasca operations, such as Rabbit Lake, Key Lake and McClean Lake. It will operate at a nominal throughput of 400 t/d with an LOM average mill feed grade of 2.36% U3O8 and a recovery rate of 97.5%. LOM average annual production of yellowcake product is expected to be about 3.08 million kg (6.80 million lbs) at 95% U3O8. See Table 5 for the key processing parameters and Figure 3 for the recovered uranium LOM plan.

Table 5. Mill Processing Parameters

Key Processing Data
Mill Processing Rate	tonnes / day	400
LOM tonnes Processed	tonnes	1,205,000
LOM Average Head Grade	%U3O8	2.36
LOM Feed	M lbs U3O8	62.7
Process Recovery	%	97.5
LOM Recovered	M lbs U3O8	61.2

Based on prior metallurgical test work, the following conclusions can be made:

●	The comminution test work showed that Roughrider samples are soft in nature with an average Bond Ball Mill Work Index of 10.6 kWh/t.

●

Agitated tank leach test results showed that Roughrider mineralization is amenable for uranium extraction via atmospheric acid leaching. On average 98.5% of extraction can be achieved within 12 hours of leach retention time at 50°C with a grind size of 250 µm. Further, it was found that there was no significant difference in dissolution and extraction of uranium from the different deposits (RRW, RRE and RRFE).

●

Two different approaches (strong acid strip with uranyl peroxide precipitation and ammonia strip with ammonium diuranate precipitation) were examined for production of final yellowcake product. It was found that organic extraction followed by strong acid strip produced higher quality yellowcake meeting refinery specifications compared to the ammonium sulfate strip method.

●	Tailings neutralization and effluent treatment test work based on the standard approaches used in the Athabasca region indicated that effluent quality meeting the MDMER guidelines can be achieved.

Figure 3. Roughrider Project Recovered Uranium and Head Grade

The Technical Report Summary provides for the construction of a tailing management facility (“TMF”) to store the uranium tailings produced from processing. The TMF will be located approximately one km northeast of the proposed processing plant on gently sloping terrain. Thickened slurry tailings will be deposited into three adjacent storage cells sequentially constructed over the LOM. The design incorporates a double liner seepage containment system and a ‘pervious surround’ rock filter. This approach will allow for staged TMF cell construction and progressive reclamation.  Containment will be enhanced by construction of a filter rock drain system used successfully at other uranium operations and identified as the ‘pervious surround’ approach. The storage of tailings solids below grade will reduce risk and promote secure physical containment.

At closure, the water cover will be pumped out of the cell and a cover of soil and geomembrane layers will be placed over the tailings surface. With the multi-cell design, it will be possible to progressively reclaim the TMF storage cells during the operational phase.

Capital Expenditure

The capital and operating cost estimates are based on a 400 t/d processing throughput. The cost was estimated based on the mine plan and process flowsheet. All costs are reported in US dollars and the Association for the Advancement of Cost Engineering (“AACE”) Class 5 initial capital cost estimate has been prepared in accordance with the standards of AACE International. The accuracy range of the initial capital cost estimate is ±50%. This estimate was prepared with a base date of the fourth quarter of 2024. See Table 6 for summary of total initial capital cost.

Table 6. Estimated Capital Cost Summary

Capital Cost Area	Value ($ million)
Mining	96.8
Processing Plant	89.5
Infrastructure	80.1
Tailings and Waste Rock Management	19.0
Direct Cost	285.4
Indirect Cost*	99.9
Owner’s Cost	60.2
Contingency	99.9
Total Initial Capital Cost	545.5
Pre-production Cost	35.6
Total Initial Capital Cost (inc. pre-production)	581.1
Note: Totals may not add due to rounding. *Includes EPCM cost of $34.0 million.

Next Steps, Licensing and Permitting

UEC continues to advance the Roughrider Project through technical and environmental studies, community engagement and assessing opportunities to further de-risk the project. The parallel processes of updating the environmental baseline work and Indigenous engagement will support a future Environmental Impact Assessment required for uranium production. UEC plans to follow-up encouraging exploration results in 2024 with an updated mineral resource estimate on or about the first quarter of 2025 to support the development of a pre-feasibility study in 2025.

Resource Update and Exploration

The 2024 mineral resource estimate that is set out in the Technical Report Summary has been prepared in accordance with the requirements of S-K 1300. To meet the requirement of reasonable prospects of eventual economic extraction, the mineral resource estimate is reported within a constrained mineable shape optimizer as informed by a breakeven cut-off grade of 0.30% U3O8. The mineral resource estimate is reported diluted, including waste and mineralization below cut-off.

The mineral resource estimate set forth in the Technical Report Summary is summarized in Table 7. No Mineral Reserves have been estimated at the project.

Table 7: Mineral Resource Statement for the Project (as of November 5, 2024)

Zone	Classification	Tonnage (kt)	Grade U3O8 (%)	Contained U3O8 Metal (M lb U3O8)
RRW	Indicated	431	1.89	17.97
	Inferred	152	2.80	9.39
RRE	Indicated	-	-	-
	Inferred	390	2.57	22.05
RRFE	Indicated	268	1.67	9.89
	Inferred	78	1.13	1.94
Total	Indicated	699	1.81	27.86
	Inferred	620	2.45	33.38

Notes

1.	Reported on a 100% ownership basis.

2.

To establish reasonable prospects of eventual economic extraction, a cut-off grade of 0.30% U3O8 was utilized. Such grade was calculated based on the following criteria and assumptions U3O8 price of $85 / lb, transport cost of $0.26 / lb, mining cost of $163 /t, processing cost of $222 / t, G&A cost of $112 / t, royalties of 9.22% / t, and process recovery of 95.5%.

3.

The mineral resource estimate was prepared by Understood Mineral Resources Ltd., one of the independent qualified persons under the Technical Report Summary. The MSO shapes were estimated by Snowden Optiro, one of the independent qualified persons under the Technical Report Summary.

4.	The tonnage is presented in metric tonnes and contained metal is reported in both metric tonnes and imperial pounds. Estimates have been rounded and may not add up due to significant figure rounding.

Since November 2023, UEC has been continuously exploring the Roughrider Property, see January 31, 2024, August 20, 2024 and September 12, 2024 press releases. As of July 31, 2024, a total of 94 drill holes have been completed, for a total of 29,840 m drilled, with the best drill results so far being between the existing West, East and Far East Zones, down dip of the Far East Zone, and the Roughrider North deposit.

For further details of the initial economic assessment and the resource estimate for the Roughrider Project disclosed herein, including important information regarding their underlying assumptions and methodologies, readers should refer to the Technical Report Summary.

About Canada’s Athabasca Basin

The Athabasca Basin is a world-class uranium district in the northern portion of the provinces of Saskatchewan and Alberta in Canada, occupying an area of about 100,000 square kilometres. The unique geology of the Athabasca Basin often results in deposit grades that exceed the world average of uranium deposits of 0.2% U3O8 by up to 100 times.

All of Canada’s current uranium production occurs from the mines located in the Athabasca Basin. According to the World Nuclear Association, the Athabasca Basin was responsible for producing 15% of the world’s uranium production in 2022.

Uranium mineralization in the Athabasca Basin occurs in fault structures that penetrate the interface between the sandstone and underlying basement rocks. Uranium can be found at the interface, known as the unconformity, or up to several hundreds of metres below the unconformity surface in the underlying basement rock and fault structures.

About the Roughrider Uranium Project

The Roughrider Project is a uranium project located in the eastern Athabasca Basin of northern Saskatchewan, Canada; one of the world’s premier uranium mining jurisdictions. The project is located approximately 13 kilometres west of Orano’s McClean Lake Mill, near UEC’s existing Athabasca Basin properties, see Figure 4. The depth to mineralization at the project is approximately 200 m and hosted primarily in the basement rocks below the unconformity.

Figure 4 Roughrider Location Map

Qualified Person

The technical information in this news release has been reviewed and approved by James Hatley, P.Eng., UEC’s Vice President Production, Canada, who is a Qualified Person for the purposes of SEC Regulation S-K 1300.

About Uranium Energy Corp

Uranium Energy Corp is America’s largest and fastest growing supplier of uranium needed to produce safe, clean, reliable nuclear energy. UEC is advancing the next generation of low-cost, environmentally friendly ISR mining uranium projects in the United States and high-grade conventional projects in Canada. The Company has two production-ready ISR hub and spoke platforms in South Texas and Wyoming. These two production platforms are anchored by fully operational Central Processing Plants (“CPPs”) and served by seven U.S. ISR uranium projects with all their major permits in place. In August 2024, production began at the Christensen Ranch project in Wyoming, sending uranium loaded resin to the CPP at Irigaray (Wyoming hub).  Additionally, the Company has diversified uranium holdings including: (1) one of the largest physical uranium portfolios of U.S. warehoused U3O8; (2) a major equity stake in Uranium Royalty Corp., the only royalty company in the sector; and (3) a Western Hemisphere pipeline of resource stage uranium projects. The Company's operations are managed by professionals with decades of hands-on experience in the key facets of uranium exploration, development and mining.

Contact Uranium Energy Corp Investor Relations at:

Toll Free: (866) 748-1030

Fax: (361) 888-5041

E-mail: info@uraniumenergy.com

Stock Exchange Information:

NYSE American: UEC

WKN: AØJDRR

ISN: US916896103

Safe Harbor Statement

Except for the statements of historical fact contained herein, the information presented in this news release constitutes “forward-looking statements” as such term is used in applicable United States and Canadian securities laws. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. Any other statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and should be viewed as “forward-looking statements”. Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and other factors include, among others, the actual results of exploration activities, variations in the underlying assumptions associated with the estimation or realization of mineral resources, future mineral resource estimates may vary from historic estimates, the availability of capital to fund programs and the resulting dilution caused by the raising of capital through the sale of shares, accidents, labor disputes and other risks of the mining industry including, without limitation, those associated with the environment, delays in obtaining governmental approvals, permits or financing or in the completion of development or construction activities, title disputes or claims limitations on insurance coverage. Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. Many of these factors are beyond the Company’s ability to control or predict. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release and in any document referred to in this news release. Important factors that may cause actual results to differ materially and that could impact the Company and the statements contained in this news release can be found in the Company's filings with the Securities and Exchange Commission. For forward-looking statements in this news release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise. This news release shall not constitute an offer to sell or the solicitation of an offer to buy securities.